EXHIBIT 10.4

Execution Version

DISTRIBUTION AGREEMENT

THIS AGREEMENT, made as of the 10th of November, 2005 (the “Effective Date”), is by and between General Motors of Canada Limited (“GMCL”), a Canadian corporation that is a wholly owned subsidiary of General Motors Corporation, a Delaware corporation (“GM”), Canadian Satellite Radio Inc., a Canadian corporation (“CSR”) that is a wholly owned subsidiary of Canadian Satellite Holdings Inc., an Ontario corporation (“CSR Holdings”) and XM Satellite Radio Inc., a Delaware corporation (“XM Radio”), that is a wholly owned subsidiary of XM Satellite Radio Holdings Inc., a Delaware corporation (“XM Holdings” and, collectively, “XM”).

RECITALS:

A.  CSR has obtained licenses from XM for the technology and intellectual property rights necessary to provide an S-band Satellite Digital Audio Radio Service in the Territory pursuant to a license from the Canadian Radio-television and Telecommunications Commission (“CRTC”).

B.  Distributor distributes GM Vehicles in the Territory.

C.  CSR desires that Distributor factory-install XM receivers configured for Canadian subscription services (“CSR Receiver(s)”) in GM Vehicles.

D.  Distributor desires to factory-install CSR Receivers in GM Vehicles.

E.  CSR desires that Distributor promote the CSR Service in the Territory during the Term.

AGREEMENT:

NOW THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	DEFINITIONS:

In addition to the terms defined elsewhere in this Agreement, and unless the context otherwise requires, the defined terms set forth below and used in this Agreement shall have the following meanings:

“Agreement” means this Agreement, including Attachments hereto, which, by this reference, are incorporated in their entirety herein.

“Authorized CSR Manufacturer(s)” means a manufacturer(s) licensed from time to time by XM to produce CSR Receivers for the OEM vehicle radio market in the Territory.

“Base Subscription Service” means the combination of music, talk, sports and information audio channels referred to by CSR as the basic Canadian content package, excluding any premium audio channels, being offered by CSR in the Territory. From the Trigger Date and throughout the Term, it is agreed that the Base Subscription Service will be available for a monthly subscription fee of no more than the exchange-rate adjusted price of the comparable basic XM Radio Service, excluding any premium audio channels, being offered in the United States. The monthly subscription fee for the Base Subscription Service shall be subject to further adjustments which are appropriate in light of any content limitations or enhancements required by the CRTC or Industry Canada for the Territory. Except for changes made pursuant to the previous sentence, the Parties agree that the Base Subscription Service in the Territory will be substantially similar to the comparable basic XM Radio Service being offered in the United States.

“Control” (including the correlative terms “controls,” “controlled by,” “controlling” and “under common control with”) means the power to direct the management and policies of an entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“CRTC” has the meaning set forth in the Recitals.

“CSR” has the meaning set forth in the preamble of this Agreement.

“CSR Channel Line-Up” means the full line-up of music, talk, sports and information audio channels comprising the CSR Service, including the eight (8) Canadian content channels required by the CRTC license.

“CSR Holdings” has the meaning set forth in the preamble of this Agreement.

“CSR Receiver” has the meaning set forth in the Recitals.

“CSR Service” means the combination of all music, talk, sports and information audio channels, including the Base Subscription Service and any premium audio channels, being offered by CSR in the Territory.

“Distributor” means GMCL, and its subsidiaries.

“Effective Date” has the meaning set forth in the preamble of the Agreement.

“Enabled GM Vehicle” means a new or used GM Vehicle (excluding GM Affiliate Vehicles) manufactured for sales in the Territory with a CSR Receiver installed by or for the Distributor, including, without limitation, by authorized GMCL dealers through their authorized association with GMCL, or its Service Parts Operations.

“Four City Repeater Launch” means CSR's completion, to the satisfaction of the Parties acting reasonably, of CSR's terrestrial repeater network in the four (4) metropolitan areas identified as the “Initial Four Cities” in Attachment 2 hereto.

“Full Repeater Launch” means CSR's completion, to the satisfaction of the Parties acting reasonably, CSR's terrestrial repeater network in the remainder of the metropolitan areas listed in Attachment 2 hereto.

“Full Repeater Launch Date” means the date of the Full Repeater Launch.

“GM” has the meaning set forth in the preamble of this Agreement or means General Motors and all of its brands, as applicable.

“GMCL” has the meaning set forth in the preamble of this Agreement.

“GM Affiliate” means an entity set forth on Attachment 1 hereto.

“GM Affiliate Vehicle” means a vehicle manufactured by or for a GM Affiliate and sold in the Territory under any GM Affiliate brand.

“GM Vehicle” means a vehicle manufactured by or for GMCL and sold in the Territory under any GM brand, including Saab. The term “GM Vehicle” includes GM Affiliate Vehicles unless expressly indicated to the contrary.

“GM/CSR Subscriber” means a subscriber to the CSR Service who receives the Base Subscription Service in an Enabled GM Vehicle, whether or not such subscriber receives any premium audio channels.

“Initial Four Cities” are the four (4) metropolitan cities identified as such in Attachment 2 hereto.

“Initial Funding” has the meaning set forth in Section 11(g) of this Agreement.

“Initial Funding Date” means the date when CSR has received the Initial Funding.

“Initial Purchase” means first sale or lease of a New Enabled GM Vehicle to a Purchaser, with a purchase date equal to the customer delivery date. In the case of a GMCL or authorized dealer company-owned or operated vehicle, the Initial Purchase will occur when such vehicle is no longer owned or operated by GMCL or the GMCL authorized dealer and is sold or leased to a third party. During the time that any Enabled GM Vehicle is owned or operated by GMCL or a GMCL authorized dealer, it is agreed that the CSR Service will be provided by CSR to such vehicle at no charge and GMCL and its authorized dealers will actively promote the CSR Service to potential customers.

“Installation Commission” has the meaning set forth in Section 4(a).

“IPO Funding” has the meaning set forth in Section 11(g).

“Letter of Credit” means a letter of credit in favour of CSR, with terms acceptable to Distributor, obtained and paid for by John Bitove or an entity controlled by John Bitove, which is issued by a major financial institution with a minimum issuer credit rating or senior unsecured debt rating of A from Standard & Poors, A.2 from Moody's, or A from Fitch.

“Model Year” means the twelve (12) month period traditionally designated from July 1 of the prior year to June 30 of the designated year.

“New Enabled GM Vehicle” means a new GM Vehicle (excluding GM Affiliate Vehicles) manufactured for sale in the Territory with a CSR Receiver installed by or for the Distributor, including, without limitation, by authorized GMCL dealers through their authorized association with GMCL or its Service Parts Operations, which have not had an owner other than the manufacturer and/or an authorized dealer, including, but not limited to, GMCL company-owned vehicles.

“Party(ies)” means CSR, XM and/or Distributor, as the context requires.

“Preliminary Prospectus Filing Date” means the date on which CSR files with the regulators its Preliminary Equity Prospectus for the IPO Funding.

“Purchase” means the purchase or lease of a New Enabled GM Vehicle.

“Purchaser(s)” means the individual(s) or entity(ies), including, but not limited to fleet customers (e.g., Avis), purchasing or leasing a New Enabled GM Vehicle from a GMCL authorized dealer.

“Qualifying GM/CSR Subscriber” has the meaning set forth in Section 4(b).

“Regulatory Force Majeure Event” means (a) any action taken by the CRTC to require receivers capable of receiving the transmission signal from the XM/CSR System to be interoperable with receivers capable of receiving the transmission signal of Sirius Satellite Radio Inc. (“Sirius Service”) (or any successor thereto or licensee thereof to provide the Sirius Service in the Territory) or any other SDARS in the Territory such that it shall become impermissible for Distributor to install CSR Receivers that are exclusively able to receive the signal from the XM/CSR System; or (b) any CRTC denial of the CSR license application (or equivalent action from Industry Canada) seeking the right to broadcast SDARS in the Territory, or approval or subsequent alteration of license with terms, conditions and/or restrictions that are not acceptable to either XM Radio or Distributor.

“Revenue Share” has the meaning set forth in Section 4(c).

“SDARS” means Satellite Digital Audio Radio Service.

“Service Availability Level” has the meaning set forth in Attachment 2.

“Service Parts Organization” is a division of GMCL.

“Subscriber Bounty” has the meaning set forth in Section 4(b).

“Term” has the meaning set forth in Section 3(a).

“Territory” means Canada.

“Trigger Date” means the later to occur of (i) the date on which the CSR Service is made available for sale in the Territory and CSR has a functioning subscriber relations, activation, and billing system in place, and (ii) the completion of the Four City Repeater Launch (with items (i) and (ii) of this paragraph being referred to collectively as the “Trigger Date Conditions”).

“Triple Play” has the meaning set forth in Section 4(f).

“Vehicle Ship Date” means the date on which a GM Vehicle equipped with a CSR Receiver is put into transit from a GM or GM affiliate (e.g. CAMI) assembly facility for delivery to authorized GM dealers in the Territory.

“XM” has the meaning set forth in the preamble of this Agreement.

“XM Channel Line-up” means the music, talk, sports and information audio channels comprising the XM Service.

“XM Credit Facility” has the meaning set forth in Section 11(f).

“XM Holdings” has the meaning set forth in the preamble of this Agreement.

“XM Service” means the combination of all music, talk, sports and information audio channels, including any premium audio channels, being offered by XM in the United States.

“XM/CSR System” means the combined infrastructure of XM and CSR required to provide SDARS service in the Territory. The Parties understand and agree that different elements of the XM/CSR System will be owned, operated and maintained by either XM or CSR, respectively.

2.	EXCLUSIVITY OBLIGATIONS:

During the Term and subject to Sections 3(b)(i) and 8 hereof, (a) Distributor agrees to install CSR Receivers in certain GM Vehicles and market the CSR Service in the Territory, and (b) subject to Section 3(b)(vi), Distributor will not install and market receivers in GM Vehicles in the Territory which are capable of receiving signals from another subscription radio service (including, but not limited to, those subscription radio services proposed by Sirius Satellite Radio and CHUM Communications). It is agreed that if there is any agreement or arrangement between GM and XM in the United States that contains any less restrictive exclusivity obligation than the one agreed to by Distributor in this Section 2, then the Parties agree that this Agreement will be amended to reflect the same agreement for the Territory.

3.	TERM:

(a)
Unless earlier terminated pursuant to the terms of this Agreement, the “Term” of this Agreement shall commence as of the date hereof and shall expire at the end of thirteen (13) years from the Full Repeater Launch Date.

(b)
Notwithstanding anything in this Agreement to the contrary, upon the occurrence of certain events, one or both Parties shall have the rights set forth below to trigger a renegotiation of certain terms of, or be excused from certain obligations under, this Agreement as follows:

(i)
Distributor Exclusivity. Provided Distributor uses commercially reasonable efforts to install CSR Receivers in GM Vehicles and market the CSR Service in the Territory, Distributor may, at is sole discretion, be relieved from its exclusivity obligations set forth in Section 2 if four (4) years following the Trigger Date, or if across any twelve month period during the Term thereafter, CSR's share of mobile aftermarket SDARS subscribers in the Territory is less than forty percent (40%), assuming only two (2) mobile aftermarket SDARS providers, and less than thirty-three percent (33%), assuming that there are three (3) mobile aftermarket SDARS providers. It is agreed that CSR will have a three-month period in which to cure any share deficiency described in the preceding sentence before Distributor may be relieved of its exclusivity obligations. CSR's share of mobile aftermarket SDARS subscribers shall be based on a mutually agreed upon source(s), and shall be based on the most recent figures available at the time of measurement.

(ii)
Installation-Triggered Renegotiation. Provided CSR maintains a high quality, cost-competitive service to GM/CSR Subscribers and continues to offer the CSR Channel Line-Up, CSR may trigger a renegotiation (with commercially reasonable efforts to conclude a deal) of this Agreement five (5) years following the Full Repeater Launch Date if, at that time, the cumulative total number of Enabled GM Vehicles sold or leased by Distributor is less than 300,000 units.

(iii)
Automatic Renegotiation. Upon the occurrence of a Force Majeure Event and pursuant to Section 8 hereof, CSR and Distributor agree to use commercially reasonable efforts to renegotiate mutually acceptable terms in light of the changed landscape arising from such Force Majeure Event.

(iv)
Renegotiation based on Financing. If, on or before the Initial Funding Date, CSR has not (i) obtained, pursuant to Section 11(g), the Initial Funding, and (ii) entered into the XM Credit Facility, or an alternative arrangement acceptable to Distributor, then Distributor, at its option, may trigger a renegotiation of this Agreement (with each party making commercially reasonable efforts to conclude a deal) and this shall not constitute a Force Majeure event under Section 8.

(v)
Renegotiation based on Trigger Date Conditions. If CSR has not met the Trigger Date Conditions on or before December 1, 2005, then Distributor, at its option, may trigger a renegotiation of this Agreement (with each party making commercially reasonable efforts to conclude a deal) and this shall not constitute a Force Majeure event under Section 8.

(vi)
Renegotiation based on Interoperable Radios. CSR may trigger a renegotiation of the terms of this Agreement at any time during the Term if GM elects to install interoperable radios (i.e. radios capable of receiving both the CSR Service and the Sirius Satellite Radio service, or other SDARS or subscription radio signals) in the absence of any regulatory requirement.

(c)
Upon at least sixty (60) days prior written notice, either Party shall have the right to terminate this Agreement if the other Party has breached any of its material obligations under this Agreement; provided, however, that if such breach is of the type that is curable, then such termination for material breach shall not be effective, and the notifying Party shall not exercise any of its other rights at law or in equity, unless the notified Party has failed to cure such material breach fully and to demonstrate to the notifying Party that such material breach has been cured within the sixty (60)-day period following the notice described in this Section 3(c).

(d)
If the CRTC, at any time, revokes CSR's SDARS license (or equivalent action is taken by Industry Canada) as a result of the action(s) or inaction(s) of CSR, then Distributor, at its option, shall have the right to declare CSR in material breach of this Agreement, and such revocation shall not constitute a Force Majeure event under Section 8.

4.	PAYMENTS TO DISTRIBUTOR

(a)	Installation Commission.

(i)
Subject to Section 4(g) below, CSR agrees to pay Distributor a one-time installation commission (the “Installation Commission”) as set forth in the table below for each New Enabled GM Vehicle. For the avoidance of doubt, the following payments shall not be payable to the extent Section 4(g) hereof is in effect:

Year	One-time Payment for each New GM Enabled Vehicle
First Year Following Full Repeater Launch Date	C$50
Second Year Following Full Repeater Launch Date	C$25
Third Year Following Full Repeater Launch Date and thereafter	C$0

(ii)
Distributor shall invoice CSR (using a mutually agreed upon form) at the end of each calendar month for Installation Commissions earned during such month. Each invoice shall include the Vehicle Identification Number (“VIN”) of each GM Vehicle for which an Installation Commission is payable, the CSR Receiver identification number for each such GM Vehicle and any other information reasonably necessary to compute the Installation Commission. The invoice shall be due and payable within thirty (30) days following receipt by CSR. Distributor shall not invoice CSR for an Installation Commission covered in section 4(a) before the Vehicle Ship Date.

(b)
Subscriber Bounty. During the Term and subject to Section 4(g) below, separate from any Installation Commission payable, CSR agrees to pay Distributor a one-time fifty-Canadian dollar (C$50) commission (the “Subscriber Bounty”) for each Purchaser of a New Enabled GM Vehicle (excluding GM Affiliate Vehicles) who becomes a GM/CSR Subscriber. The GM/CSR Subscriber must subscribe to the CSR Service within twelve (12) months of the Initial Purchase of such New Enabled GM Vehicle (a “Qualifying GM/CSR Subscriber”). If a Qualifying GM/CSR Subscriber for whom a Subscriber Bounty is payable fails to pay CSR at least fifty-Canadian Dollars (C$50) for receipt of the Base Subscription Service, then CSR shall have the right to credit the difference between the Subscriber Bounty paid and the amount actually received by CSR on account of such Qualifying GM/CSR Subscriber to future Subscriber Bounty payments. The Subscriber Bounty shall be paid in two (2) equal installments (Activation and Loyalty), (i) the first of which (Activation) shall be due and payable no later than thirty (30) days following the end of the calendar month during which a Qualifying GM/CSR Subscriber initially subscribes to the CSR Service, and (ii) the second of which (Loyalty) shall be due and payable no later than thirty (30) days following the end of the calendar month during which such Qualifying GM/CSR Subscriber makes his initial three (3) month subscriber payment for receipt of the Base Subscription Service. In no event shall the Subscriber Bounty be payable more than one time with respect to any one CSR Receiver.

(c)
Revenue Share for Enabled GM Vehicles. During the Term and subject to Section 4(g) below, Distributor shall receive a fifteen percent (15%) share of the revenue billed to GM/CSR Subscribers by CSR for the Base Subscription Service (excluding subscription fees generated from GM Affiliate Vehicles), less bad debt and refunds for subscription cancellations (the “Revenue Share”).

The Revenue Share shall be due and payable to Distributor no later than thirty (30) days after the end of each calendar month during the Term based upon subscriber revenues billed to GM/CSR Subscribers during such month.

(d)
Revenue Share (or other Compensation) for GM Affiliate Vehicles. During the Term and subject to Section 4(g) below, revenue share, if any, (or other compensation, if any) payable with respect to revenue collected by CSR from Base Subscription Service subscribers in GM Affiliate Vehicles that are enabled to receive the CSR Service, less any bad debt and refunds for subscription cancellations, shall be mutually agreed to from time to time by CSR and the applicable GM Affiliate, and consented to in writing by XM.

(e)
Market Support Funds. CSR shall allocate to Distributor amounts as set forth in the table below (“Market Support Funds”). The annual budget for Market Support Funds is to be generally distributed to Distributor evenly in each quarter of the applicable year and will be utilized for mutually agreed marketing efforts including vehicle literature, dealer training and incentives. Before initiating agency work, both Parties will mutually agree to a general strategy and terms for the initiatives agreed to be undertaken. The Parties will meet as needed to discuss any issues which have arisen regarding prior use of the Market Support Funds and will work together with a view to reaching an understanding regarding the future use of Market Support Funds.

Year	Market Support Funds for Year
Effective Date through First Anniversary of Trigger Date
C$2,000,000, of which up to C$1,000,000 may be spent prior to the Trigger Date (the “Launch Fund”). As part of this C$2,000,000, CSR to reimburse GMCL within 10 business days of the Effective Date for expenditures incurred prior to the Effective Date.

First Anniversary of Trigger Date through Second Anniversary of Trigger Date	C$1,500,000
Each additional twelve-month period thereafter	The amount payable hereunder for the prior twelve month period, plus a 3% increase (prorated for any final period less than twelve months)

Any unused portion of Market Support Fund dollars in any given twelve (12) month period will be carried forward into the subsequent twelve (12) month period. Both CSR and the Distributor will mutually agree on the use of carryover funds that are allocated into subsequent twelve (12) month periods. In the event that Market Support funds are re-distributed, formal documentation in writing of the mutual decision is required including, but not limited to, the dollar value being re-distributed.

Distributor agrees to provide CSR with monthly reporting of Market Support Fund activities, monies spent, committed, forecast and performance against budget.

(f)
Initial Free Service. Distributor shall use commercially reasonable efforts to have all Purchasers of Enabled GM Vehicles subscribe to the CSR Service. As an incentive to increase subscriptions to the CSR Service by Purchasers of New Enabled GM Vehicles, Distributor is authorized to offer Purchasers of New Enabled GM Vehicles (excluding GM Affiliate Vehicles) up to three (3) months of free trial service to the Base Subscription Service (referred to as “Triple Play”). If Distributor elects to offer a free trial service to Purchasers of New Enabled GM Vehicles, then, within a reasonable period of time following receipt of the report described in Section 5(a), CSR will activate the CSR Receivers in the New Enabled GM Vehicles identified in such report and Distributor will pay CSR for the second and third months of the Triple Play.

(g)
First Three Years of the Term. Notwithstanding the preceding portions of this Section 4 and subject to Section 11(h), it is agreed by the Parties that for the first three (3) years of the Term following the Full Repeater Launch Date, each of the Installation Commission, the Revenue Share and the Loyalty portion of the Subscriber Bounty will not be payable by CSR to Distributor. The Revenue Share and Loyalty portion of the Subscriber Bounty will resume after this period and shall be payable on all GM/CSR Subscribers thereafter, including Revenue Share payments for those that became GM/CSR Subscribers during the first three (3) years of the Term and remain GM/CSR Subscribers thereafter. It is agreed that for the first three (3) years following the Full Repeater Launch any amounts, on an aggregate basis, paid by Distributor under Section 4(f), will not exceed the aggregate amount payable by CSR to Distributor for the Activation portion of the Subscriber Bounty during that time period.

(h)
If CSR breaches any of its material obligations under this Agreement during the Term and fails to cure such breach in accordance with Section 3(c) and the time period described therein (or another time period mutually agreed by the Parties), then CSR will pay to Distributor any amounts which were not paid by CSR to Distributor as a result of the operation of Section 4(g).

(i)	As an incentive to increase the number of installations and subsequent subscribers, CSR will pay Distributor a one-time incentive payment based on the following:

(a)	If at the end of the third year of the Term there are 200,000 GM/CSR Subscribers, excluding those on Triple Play, CSR will pay Distributor a one-time payment of $1,000,000, or

(b)
If at the end of the third year of the Term there are 250,000 GM/CSR Subscribers, excluding those on Triple Play, CSR will pay Distributor a one-time payment of $2,000,000 (for greater certainty, payment under (a) above would not apply), or

(c)
If at the end of the third year of the Term there are 300,000 GM/CSR subscribers, excluding those on Triple Play, CSR will pay Distributor a one-time payment of $3,000,000 (for greater certainty, payments made under (a) or (b) above would not apply).

5.	CUSTOMER RELATIONSHIP:

(a)
Upon installation of a CSR Receiver in an Enabled GM Vehicle, Distributor shall provide both CSR and XM with a daily report (the format and content of which shall be mutually agreed upon and in a form substantially similar to what GM currently provides XM) that, at a minimum, shall include the following information with respect to each Enabled GM Vehicle (excluding GM Affiliate Vehicles, unless the Parties otherwise agree) in which a CSR Receiver has been installed: (i) the make, model and VIN of such Enabled GM Vehicle and (ii) the CSR Receiver identification number of the CSR Receiver installed in such Enabled GM Vehicle.

(b)
Upon the Purchase of an Enabled GM Vehicle, Distributor shall provide both CSR and XM with a daily report (the format and content of which shall be mutually agreed upon and in a form substantially similar to what GM currently provides XM) that, at a minimum, shall include the following information with respect to each Enabled GM Vehicle (excluding GM Affiliate Vehicles, unless the Parties otherwise agree) sold in the Territory during such month: (i) the make, model and VIN of such Enabled GM Vehicle, (ii) the CSR Receiver identification number of the CSR Receiver installed in such Enabled GM Vehicle, and (iii) the name and address of the Purchaser, and, to the extent available and permitted by applicable law, the telephone number and email address of such Purchaser.

(c)
Distributor agrees that in connection with customer calls relating to the CSR Service, its customer service representatives shall handle customer requests, questions and complaints promptly and professionally and with the same level of care with which such representatives handle customer requests, questions and complaints regarding the OnStar service.

(d)	CSR, at its expense, shall be responsible for the billing of the CSR Service purchased by GM/CSR Subscribers, as well as any associated disputes and/or discrepancies.

(e)	CSR agrees that all interactions between CSR and GM/CSR Subscribers, including contracts, promotional materials, and customer support, will be made available in both the English and French languages.

6.	INSTALLATION; TECHNICAL SPECIFICATIONS; TRADEMARKS:

(a)
Distributor shall use commercially reasonable efforts to make CSR Receivers available as a factory-installed option in as many vehicle lines as possible in the 2006 Model Year (a list of such vehicles is provided in Attachment 3) and at least ninety percent (90%) of its vehicle lines commencing with the 2007 Model Year. Adjustments will be made dependent on Trigger Date. The Parties understand and agree that such list may change from time to time and that such changes will be communicated to CSR during the meetings described in Section 6(b) or otherwise in a timely fashion.

(b)
To assist CSR with its business planning, Distributor agrees to meet with representatives from CSR on at least a quarterly basis to discuss its projections for installations of CSR Receivers in GM Vehicles for the subsequent twelve (12) month period, including (i) Distributor's forecast as to the number of CSR Receivers it plans to install in GM Vehicles for the subsequent twelve (12) months, (ii) the makes and models in which Distributor is installing or proposing to install CSR Receivers, and (iii) the types of packages in which the CSR Service may be included. Distributor and CSR acknowledge a planning cumulative volume target of 230,000 Enabled GM Vehicles during the first three years of the Agreement. CSR acknowledges that nothing contained in this Agreement, including the prior sentence, shall be construed as obligating Distributor to fulfill any of the projections or plans discussed with CSR at such meetings, provided that the provisions of Sections 3(b)(ii) and 6(a) shall continue to apply.

(c)
Distributor and CSR shall meet on a quarterly basis to review the installation rates of CSR Receivers in GM Vehicles, the manner in which CSR Receivers are packaged with various GM Vehicles and the percentage of purchasers of such Enabled GM Vehicles who become GM/CSR Subscribers. In the event that fewer than fifty percent (50%) of the purchasers of Enabled GM Vehicles over any six-month period become GM/CSR Subscribers in connection with the purchase of such Enabled GM Vehicles, then (i) Distributor may, in its sole discretion, redirect the moneys payable by CSR to Distributor hereunder to advertising and/or marketing efforts intended to increase the percentage of such purchasers of Enabled GM Vehicles who become GM/CSR Subscribers, and (ii) CSR and Distributor shall meet to review installation forecasts and marketing plans relating to CSR Receivers and the CSR Service, with the purpose of making adjustments intended to increase the percentage of such purchasers of Enabled GM Vehicles who become GM/CSR Subscribers.

(d)
Distributor shall purchase CSR Receivers for installation only from Authorized CSR Manufacturers that meet the reasonable requirements of GM's Worldwide Purchasing Organization. Installation of the CSR Receivers shall be in accordance with reasonable requirements and quality assurances provided by the Authorized CSR Manufacturers or CSR, including, without limitation, positioning of the antenna and antenna shape; provided, however, that such requirements and assurances meet the manufacturing requirements of Distributor.

(e)
Distributor acknowledges that neither CSR nor XM manufactures CSR Receivers and cannot guarantee availability or delivery thereof on any specific date. In addition, Distributor acknowledges that neither CSR nor XM shall have any liability for any use, property, ad valorem, value added, stamp or other taxes, charges or withholdings arising out of the CSR Receivers or the delivery thereof by Authorized CSR Manufacturers to Distributor.

(f)
The technical specifications for the CSR Receivers will be determined by XM in conjunction with the Authorized CSR Manufacturers; provided, however, that XM agrees that its internal technology group will work with GM and the Authorized CSR Manufacturers of GM's choice to consult in the development and testing of XM/CSR System-capable OEM radio/communications systems for GM Vehicles.

(g)
CSR, Distributor and XM acknowledge and represent that each Party owns certain names, trademarks, service marks, copyrights and other intellectual property, and owns or has obtained certain rights in and to the trademarks, tradenames, copyrights, rights to publicity and other such rights of third parties (“Marks”). It is understood that in promoting the CSR Service, CSR and Distributor may make various references to and may display the Marks of CSR, XM and Distributor. Each party hereto grants to the other a nonexclusive, non-transferable license to use its Marks during the term of this Agreement and subject to the terms and conditions hereinafter set forth, solely in connection with advertising and promoting the CSR Service and the joint activities of Distributor and CSR.

CSR and Distributor must agree in writing as to the form and content of any promotional or advertising materials and the media in which such materials are to be used prior to their use, which approval the Parties shall not unreasonably withhold; and such use may be subject to such reasonable conditions as either party may impose, including, but not limited to, restrictions and requirements concerning the use of Marks and conditions affording each party adequate protection of its Marks. Upon termination or expiration of this Agreement, the Parties shall cease all use of the Marks of the other party as soon as practicable, but in any event within thirty (30) days unless the particular media which has been approved requires a longer lead time, but in no event longer than ninety (90) days.

No Party will impugn, challenge or assist in any challenge to the validity of another Party's Marks, any registrations thereof, or the ownership thereof. Each Party will be solely responsible for taking such actions as it deems appropriate to obtain trademark, service mark or copyright registration for its respective Marks. All uses of or references to the Marks shall inure to the benefit of the respective owner, and all rights with respect to the Marks not specifically granted in this Agreement shall be and are hereby reserved to the respective owner.

No Party is granted any right or license under this Agreement to sell, or otherwise distribute for sale, any of the promotional or advertising materials, or items related thereto. If a Party desires to sell, or distribute for sale, any of such materials or other merchandising or novelty items bearing the names, trademarks, copyrights or other intellectual property of another Party, then it shall request permission to do so from the other Party, and if granted, the Parties shall negotiate in good faith a separate licensing agreement covering such materials or items before they may be sold or distributed for sale.

7.	WARRANTIES AND INDEMNITIES:

(a)
Each Party represents and warrants to the other that (i) it is duly organized, validly existing and in good standing under the laws of the state or Province under which it is organized, (ii) it has the power and authority to enter into this Agreement and to perform fully its obligations hereunder; (iii) it is under no contractual or other legal obligation that shall in any way interfere with its full, prompt and complete performance hereunder; (iv) the individual executing this Agreement on its behalf has the authority to do so; and (v) the obligations created by this Agreement, insofar as they purport to be binding on it, constitute legal, valid and binding obligations enforceable in accordance with their terms.

(b)
NEITHER CSR NOR XM IS A MANUFACTURER OF CSR RECEIVERS AND NEITHER MAKE ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, NATURE OR DESCRIPTION, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS OF ANY OF THE CSR RECEIVERS FOR ANY PARTICULAR PURPOSE, OR ANY OTHER WARRANTY REGARDING THE DESIGN, CONDITION, CAPABILITY OR PERFORMANCE OF CSR RECEIVERS, AND XM AND CSR HEREBY DISCLAIM THE SAME. CSR and XM shall not be responsible for any loss or damage resulting from any defect of or in CSR Receivers, latent or otherwise, or resulting from any failure of CSR Receivers to operate or faulty operation of CSR Receivers, nor for any direct, indirect, consequential, incidental or other similar damage (including lost profits) resulting from the transportation, installation, service, operation or use of CSR Receivers, and shall not be responsible for any such loss or damage resulting from the maintenance or repair of CSR Receivers. Rather, warranty claims relating to CSR Receivers installed in GM Vehicles shall be handled by the Authorized CSR Manufacturers, in accordance with Distributor's standard practices with suppliers. In addition, CSR and XM shall not be responsible for any breach of any Authorized CSR Manufacturer's warranties, indemnities or supply agreements, and no breach thereof shall affect the limitation on liabilities, rights and obligations of the Parties set forth in this Agreement.

(c)
CSR, XM and Distributor shall each indemnify, defend and forever hold harmless the other, the other's affiliated companies and each of the other's (and the other's affiliated companies') respective present and former officers, shareholders, directors, employees, partners and agents (“CSR Indemnitees”, “XM Indemnitees” and “Distributor Indemnitees”, respectively), against and from any and all losses, liabilities, claims, costs, damages and expenses, including, without limitation, fines, forfeitures, attorneys' fees, disbursements and court or administrative costs (collectively, “Costs”), arising out of any breach (of the indemnifying party) of any term of this Agreement or any warranty, covenant or representation contained herein.

(d)	CSR Indemnification.

(i)
If any Distributor Indemnitee is charged with infringement of a third party's intellectual property rights, including patent, trademark, copyright, industrial design right, or other proprietary right, or misuse or misappropriation of trade secret rights, as a result of the installation, use, sale, offer for sale or import of CSR Receivers in or for use in GM Vehicles, and if such alleged infringement arises in any way from an aspect or function of the CSR Receiver that meets a requirement or specification of CSR for receipt of the CSR Service by the CSR Receiver, CSR will, at no expense to Distributor: (i) defend, hold harmless and indemnify the Distributor Indemnitees against any Costs relating to such charge or claim, including, but not limited to, Costs for past infringement; and (ii) to the extent appropriate, either, (A) procure for Distributor the right to continue the installation, use, sale, offer for sale or import of CSR Receivers in GM Vehicles, (B) procure for Distributor the availability of modified or replacement CSR Receivers such that CSR Receivers no longer infringe, provided that such modification can be done without substantially impairing its functionality or performance, or (C) with Distributor's consent, terminate the use of the CSR Receivers which allegedly infringe upon such third party rights, without liability, upon written notice to Distributor.

(ii)
With respect to claims arising under this Section 7(d), Distributor will promptly notify CSR in writing of any claim of infringement or indemnification and will provide CSR with the authority, information and assistance necessary to defend or settle such claim; provided, however, that Distributor will have the right to participate in such defense and to approve any proposed settlement in advance. Distributor will have the right to take over from CSR the defense of a claim at any time, provided that Distributor releases CSR in writing from any further obligation of defense or indemnification in connection with such claim unless otherwise mutually agreed.

(iii)	The obligations of CSR and Distributor under this Section 7(d) will survive termination of this Agreement with respect to CSR Receivers installed in GM Vehicles.

(e)
A Party claiming indemnity under this Section 7 must give the indemnifying party prompt notice of any claim, and the indemnifying party shall have the right to assume the full defense of any claims to which its indemnity applies. The indemnified party, at the indemnifying party's cost, will cooperate fully with the indemnifying party in such defense of any such claim. If the indemnified party compromises or settles any such claim without the prior written consent of the indemnifying party, then the indemnifying party shall be released from its indemnity obligations with respect to the claim so settled.

(f)
The representations, warranties and indemnities contained in this Section 7 shall continue throughout the Term and the indemnities shall survive the termination of this Agreement regardless of the reason for such termination.

8.	FORCE MAJEURE:

Neither CSR, XM nor Distributor shall have any rights against the other Party for the non-operation of facilities, the non-furnishing of the CSR Service, or its inability to perform its terms and obligations under this Agreement if such non-operation, non-furnishing or inability is due to an act of God or other cause beyond such Party's reasonable control, including, but not limited to, the occurrence of a Regulatory Force Majeure Event.

9.	NOTICES:

Any notice or report given under this Agreement shall be in writing, shall be sent postage prepaid by certified mail with return receipt requested, or by hand delivery, or by Federal Express or similar overnight delivery service, or by facsimile transmission, to the other Party, at the following address (unless the Parties, at any time or times, designates another address for itself by notifying the other Parties by certified mail, in which case all notices to such Party thereafter shall be given at its most recently so designated address):

To CSR:	Canadian Satellite Radio Inc. 161 Bay Street Suite 2300 Canada Trust Tower Toronto, Ontario, M5J 2S1 Facsimile Number: 416-361-6018 Attention: Chief Executive Officer cc: Executive Vice-President
To Holdings or XM:	XM Satellite Radio 1500 Eckington Place, N.E. Washington, D.C. 20002 Facsimile Number: 202-380-4500 Attention: President & CEO cc: General Counsel
To Distributor:	President, General Motors of Canada Limited 1908 Colonel Sam Drive Oshawa, Ontario, L1H 8P7 Facsimile Number: 905-644-7772 cc: General Counsel

Notice or report given by hand delivery shall be deemed received on delivery. Notice or report given by mail shall be deemed received on the earlier to occur of actual receipt or on the fifth day following mailing if sent in accordance with the notice requirements of this Section 9. Notice or report given by Federal Express or similar overnight delivery service shall be deemed received on the next business day following delivery of the notice or report to such service with instructions for overnight delivery. Notice or report given by facsimile transmission shall be deemed received when there is personal confirmation of receipt by the person to whom such notice or report is sent.

10.	CONFIDENTIALITY AND PRIVACY:

(a)
Neither CSR, XM nor Distributor shall disclose (whether orally or in writing, or by press release or otherwise) to any third party any information with respect to the terms and provisions of this Agreement or any information contained in any data or report required or delivered hereunder or any materials related thereto, except (a) disclosure as may be required by law, regulation, court or government agency of competent jurisdiction (redacted to the greatest extent possible); (b) disclosure to each Party's respective officers, directors, employees and attorneys, in their capacity as such; provided, however, that the disclosing Party agrees to be responsible for any breach of the provisions of this Section 10 by such officers, directors, employees or attorneys; (c) disclosure by CSR or XM in connection with its bona fide financing activities, (d) in the event that CSR becomes subject to financial information reporting requirements, this Agreement may be made publicly available by CSR to investors in accordance with applicable rules and. regulations under Canadian securities or similar laws, (e) disclosure in the form of a public statement or press release approved by the other Party hereto in advance of such statement or release; (f) general marketing information releases describing the nature of this Agreement in general terms; and (g) as mutually agreed upon, in writing, by CSR, XM and Distributor in advance of such disclosure. This confidentiality provision shall remain in effect for the full Term of the Agreement whether or not there is an early termination of this Agreement.

(b)
In relation to the subject matter of this Agreement, each Party agrees to comply with applicable privacy laws, to comply with their own privacy policies and statements, and to cooperate with the other Parties in this regard. Such cooperation will include, but will not be limited to, making commercially reasonable efforts to obtain the appropriate form of privacy consent from consumers which is necessary or desirable for the other Party. Unless otherwise agreed to by the Parties in writing, the information that Distributor provides to both CSR and XM under Section 5(a) and Section 5(b) of this Agreement shall be used by CSR and XM exclusively to facilitate the enrolment of such customers; specifically, CSR and XM may use this information to (i) set up the customer's account, (ii) provide informational material to them regarding the service they have selected including details of the service, how to use the service, and how to continue receiving the service after the promotional period, and (iii) to match radio IDs that have been installed and activated. If one of the Parties requests it, the Parties will cooperate toward entering into a separate and mutually acceptable Privacy Agreement or Letter of Understanding.

11.	OTHER MATTERS:

(a)
Pursuant to Section 11(c) below and the resulting share issuance agreement to be entered into between Distributor and CSR and CSR Holdings (the “Share Issuance Agreement)” and Director Nomination Agreement to be entered into by CSR Holdings, Distributor, XM Holdings and Canadian Satellite Radio Investments Inc. (the “Director Nomination Agreement”), it is understood and agreed that for the Term of this Agreement, the Distributor shall be granted the right to nominate one person to serve on CSR Holdings' Board of Directors, provided there has not been an Installation-Triggered Renegotiation as described in Section 3(c)(ii) and subject to the provisions of the Director Nomination Agreement.

(b)
Prior to Distributor being granted the right to select one person to serve on CSR Holdings' Board of Directors under the Director Nomination Agreement, a representative of the Distributor or GM shall be permitted to observe all CSR Board meetings.

(c)
Pursuant to the Share Issuance Agreement, CSR Holdings shall issue to the Distributor at no cost a number of its Class A Shares that represents a seven percent (7%) fully diluted economic equity interest in CSR Holdings (calculated as of the transfer date), with dilution protection as set forth in the Share Issuance Agreement.

(d)
If CSR Holdings shall not have issued to an automaker distribution partner of CSR other than Distributor at the direction of XM an option to acquire a three percent (3%) equity interest in CSR Holdings (calculated on the same basis as described in (c) above) on or before March 31, 2006, such option shall be assigned to Distributor. Such option will have a nominal strike price and expire after a period not to exceed 60 days, and shall be in substantially the form of the Share Issuance Agreement (except that it shall be an option).

(e)	Any commercial arrangements between CSR and any other vehicle manufacturer will be no more favourable than the terms provided by CSR to GM, including, but not limited to, on a timing of payment basis.

(f)
No later than the Initial Funding Date, CSR will enter into a credit facility with XM in substantially the form set out as Attachment 4 hereto (the “XM Credit Facility”), with such XM Credit Facility subject to XM Board approval, or will enter into an alternative arrangement which is acceptable to Distributor.

(g)
CSR will obtain C$15 Million of equity capital from John Bitove or an entity controlled by John Bitove on or before the Initial Funding Date. In addition, CSR will obtain C$50 Million of equity capital (the “IPO Funding”), in a form satisfactory to Distributor, no later than the Initial Funding Date as described below. The IPO Funding may include equity or equity-like support from XM. If for any reason the IPO Funding falls short of C$50 Million or is not received by CSR by the Initial Funding Date, then CSR agrees, within three (3) business days of the Initial Funding Date, to issue and draw upon the Letter of Credit up to C$15 Million to cover any shortfall up to C$15 Million. (The IPO Funding plus the additional C$15 Million from John Bitove is referred to herein as the “Initial Funding”.)

In relation to the IPO Funding, CSR agrees that the Preliminary Prospectus Filing Date is November 4, 2005. The Initial Funding Date will be no later than seven (7) weeks following the actual Preliminary Prospectus Filing Date. CSR will notify Distributor of the Preliminary Prospectus Filing Date and will keep Distributor apprised of the progress in relation to the Initial Funding. CSR acknowledges that Distributor is relying on CSR's commitment to obtain the Initial Funding by the Initial Funding Date in making a decision (following the Preliminary Prospectus Filing Date) to commence the production of Enabled Vehicles prior to the Initial Funding Date.

(h)
If CSR obtains firm, binding commitments for a total of C$90 Million in capital (the Initial Funding plus an additional C$25 Million in equity and/or debt financing in a form satisfactory to Distributor) by or before the Trigger Date, CSR may elect, in its sole discretion, to require the Parties to enter into an amendment to this Agreement, in a form mutually acceptable to the Parties, which eliminates Sections 4(g) and 11(0 of this Agreement, and amends the reference to “thirteen (13) years” in Section 3(a) to “ten (10) years”.

(i)
CSR and XM agree not to directly or indirectly market, promote or endorse any company that distributes radio hardware of any description on an after-market basis to Distributor's authorized motor vehicle dealers without the prior written consent of Distributor, and will not communicate or interact with such dealers except for the purposes outlined in this Agreement or with the prior written consent of Distributor.

(j)
CSR agrees to provide a high quality, cost-competitive service to GM/CSR Subscribers and agrees that it is responsible for offering the CSR Channel Line-Up in the Territory throughout the Term. It is agreed that Distributor will only be responsible for installing CSR Receivers of the type installed by GM in vehicles produced for the United States, and CSR will be responsible for ensuring that the XM/CSR System and the CSR Channel Line-Up are consistent with such receivers.

(k)
CSR agrees to fulfill the Trigger Date Conditions on or before December 1, 2005, and complete the Full Repeater Launch on or about March 1, 2006 (and no later than April 15, 2006). CSR acknowledges that Distributor is relying on CSR's commitments in this Section 11(k) in making its decision to commence the production and marketing of XM Enabled Vehicles prior to December 1, 2005.

(l)
CSR agrees to provide the Service Availability Level as defined in Attachment 2 throughout the Term (i) for the Initial Four Cities commencing on the Four City Launch Date, and (ii) for the remaining metropolitan cities on Attachment 2 commencing on the Full Repeater Launch Date. The Parties will form a committee to consider customer and dealer complaints regarding service levels in the Territory.

(m)
CSR agrees to offer free trial service of the Base Subscription Service to all Purchasers who Purchase prior to the Full Repeater Launch until the date of the Full Repeater Launch. Such free trial service will be at CSR's expense and will be followed by Triple Play commencing on the date of Full Repeater Launch.

12.	MISCELLANEOUS:

(a)
Audit Rights. (i) During the Term and for a period of one year thereafter, any Party or its authorized representative shall have the right, at its expense, to inspect, audit, and copy any such books and records of any other Party, at the other Party's offices, during normal business hours upon not less than thirty (30) days prior written notice, that relate to the performance of the other Party's obligations hereunder. In the event any such audit indicates a discrepancy between amounts previously paid and the amounts rightfully due and payable at such time, the audited Party shall have ten (10) days from the date of receipt of notice from the auditing Party that such underpayment or overpayment has occurred to pay the discrepancy to the auditing Party. If the amount of the discrepancy is greater than five percent (5%) of the amount due for the period being audited, the audited Party shall reimburse the auditing Party for the reasonable costs and expenses of such audit.

(b)
Assignment: Binding Effect; Reorganization. This Agreement shall be binding on the respective transferees and successors of the Parties hereto, except that neither this Agreement nor any Party's rights or obligations hereunder shall be assigned or transferred by any Party without the prior written consent of the other Parties (which consent shall not be unreasonably withheld); provided, however, no consent is necessary in the event of an assignment to a successor entity resulting from a merger, acquisition or consolidation by any Party or assignment to an entity under common control; controlled by or in control of any Party.

(c)
Regulated Entity. It is understood by the Parties that the business of CSR is regulated by the CRTC and that nothing set forth in this Agreement shall be construed (i) to require CSR to act in a manner inconsistent with rules or regulations of CRTC, or the informal interpretations thereof communicated from time to time by the staff of CRTC (provided that CSR represents and warrants that nothing contained in this Agreement is. inconsistent therewith as of the date first above written), or (ii) to prevent CSR from taking positions on issues relating to its license or other rules and regulations applicable to CSR, or the appropriate interpretation thereof. If the CRTC determines that the method of reconfiguring the CSR Receivers in New GM Enabled Vehicles to receive the CSR Service (as opposed to the XM Service) is deficient, the Parties will cooperate and will make commercially reasonable efforts to address the concerns of the CRTC.

(d)
Entire Agreement; Amendments; Waivers; Cumulative Remedies. This Agreement contains the entire understanding of the Parties hereto and supersedes and abrogates all contemporaneous and prior understandings of the Parties, whether written or oral, relating to the subject matter hereof. This Agreement may not be modified except in a writing executed by the Parties hereto. Any waiver of any provision of this Agreement must be in writing and signed by the Party whose rights are being waived. No waiver of any breach of any provision hereof shall be or be deemed to be a waiver of any preceding or subsequent breach of the same or any other provision of this Agreement. The failure of Distributor, CSR or XM to enforce or seek enforcement of the terms of this Agreement following any breach shall not be construed as a waiver of such breach. All remedies, whether at law, in equity or pursuant to this Agreement shall be cumulative.

(e)
Governing Law. This Agreement and all matters or issues collateral thereto shall be governed by the laws of the Province of Ontario and the laws of Canada applicable therein, without regard to its choice of law rules.

(f)
Disputes and Interpretation. In the event of any dispute or question of interpretation under this Agreement, each of the Parties agrees that prior to commencing any legal action in any court of competent jurisdiction, it shall first refer the matter for review and consideration by the Parties' respective operating executives, who shall initially be (i) on behalf of Distributor, the General Counsel or his or her delegate, (ii) on behalf of CSR, the President & COO or his or her delegate and (iii) on behalf of XM, the General Counsel or his or her delegate. In the event that such operating executives fail to resolve the dispute or question of interpretation within 30 days of the matter being referred to them, then the Parties shall be free to pursue judicial action in a court of competent jurisdiction.

(g)	Relationship. No Party shall be, or hold itself out as, the agent of another or as joint venturers under this Agreement.

(h)
Severability. The invalidity under applicable law of any provision of this Agreement shall not affect the validity of any other provision of this Agreement, and in the event, that any provision hereof is determined to be invalid or otherwise illegal, this Agreement shall remain effective and shall be construed in accordance with its terms as if the invalid or illegal provision were not contained herein.

(i)
No Inference Against Author. CSR, XM and Distributor each acknowledge that this Agreement was fully negotiated by the Parties and, therefore, no provision of this Agreement shall be interpreted against any Party because such Party or its legal representative drafted such provision.

(j)
No Third Party Beneficiaries. The provisions of this Agreement are for the exclusive benefit of the Parties hereto and their permitted assigns, and no third party shall be a beneficiary of, or have any rights by virtue of, this Agreement.

(k)
Headings. The titles and headings of the sections in this Agreement are for convenience only and shall not in any way affect the interpretation of this Agreement. Any reference in this Agreement to a “Section” or “Attachment” shall, unless the context expressly requires otherwise, be a reference to a “Section” in, or an “Attachment” to, this Agreement.

(l)
Non-Recourse. Notwithstanding anything contained in this Agreement to the contrary, it is expressly understood and agreed by the Parties hereto that each and every representation, warranty, covenant, undertaking and agreement made in this Agreement was not made or intended to be made as a personal representation, undertaking, warranty, covenant, or agreement on the part of any individual, and any recourse, whether in common law, in equity, by statute or otherwise, against any individual is hereby forever waived and released.

(m)
Counterparts and Fax or Email Delivery. This Agreement may be executed by the Parties in counterparts and may be delivered by fax or email, provided each Party will thereafter deliver an original executed Agreement to each other Party by courier.

The Parties hereto have executed this Agreement as of the date first above written and the signatories below represent that they have authority to bind their respective corporations.

CANADIAN SATELLITE RADIO INC.:		GENERAL MOTORS OF CANADA LIMITED:
By:	/s/ John I. Bitove	By:	/s/ Michael A. Grimaldi
Name:	John I. Bitove	Name:	Michael A. Grimaldi
Title:	Chairman and CEO	Title:	President
Date:	November 30, 2005	Date:	November 30, 2005
XM SATELLITE RADIO INC.:
By:	/s/ Joseph M. Titlebaum	By:	/s/ Marc J. Comeau
Name:	Joseph M. Titlebaum	Name:	Marc J. Comeau
Title:	Executive Vice-President, General Counsel	Title:	Vice President, Sales, Service, Marketing
Date:	November 30, 2005	Date:	November 30, 2005

Attachment 1: GM Affiliates (As of Effective Date)

Affiliates with Canadian Distribution:

1. Isuzu

2. Suzuki

Attachment 2

The sixteen (16) Metropolitan Areas Designated for Terrestrial Repeater Network Build-outs are listed below and each will have a combination of high power repeaters and low power repeaters. CSR agrees that all cities, with the possible exception of Calgary, will have at least one high power repeater installed. The Initial Four Cities are identified with an asterisk.

1. Ottawa*
2. Calgary
3. Toronto*
4. Montreal*
5. Vancouver*
6. Edmonton
7. Quebec City
8. Winnipeg
9. Hamilton
10. London
11. Kitchener
12. St. Catharines
13. Halifax
14. Victoria
15. Windsor
16. St. John's

SERVICE AVAILABILITY LEVEL:

For those cities listed in this Attachment 2, CSR, utilizing the XM Satellites as augmented by the CSR Terrestrial Repeater Network, shall provide 99% availability (or better) for the mobile usage model along designated drive routes within the respective metropolitan areas (polygons) as defined in coverage maps (with such drive routes to be determined based on the final terrestrial repeater network design for each metropolitan area). Availability is defined as percentage of marginal-to-good coverage as defined by XM Standard Analysis (no Reed Solomon block errors) over a test drive route that is representative of the primary, secondary and tertiary routes within the urban coverage polygon and shall be agreed by the Parties to be representative before the test is conducted. The representative drive test shall not exceed 250 kilometres per urban coverage polygon. The test vehicle shall be a GM mid-size vehicle with a sunroof and a representative (OEM) XM receiver and antenna. The test vehicle, representative (OEM) XM receiver and antenna shall be greed by the Parties to be representative before the test is conducted.

Attachment 3

2006 Model Year

Chevrolet:

Avalanche, Cobalt, Colorado, Corvette, Equinox, HHR, Impala, Malibu, Malibu Maxx, Monte-Carlo, Silverado, Suburban, Tahoe, Trailblazer, Trailblazer EXT, Uplander

Cadillac:

CTS, DTS, Escalade, Escalade EXT, Escalade ESV, SRX, STS, XLR

Buick:

Allure, Lucerne, Rainier, Rendezvous, Terraza

GMC:

Canyon, Denali, Denali XL, Envoy, Envoy XL, Sierra, Yukon, Yukon XL

Hummer:

H2, H2 SUT, H3

Pontiac:

Grand Prix, G6, Montana SV6, Pursuit, Solstice, Torrent, Vibe

Saab:

SAAB 9-3, SAAB 9-5, SAAB 9-7

Saturn:

ION, Relay, VUE

2007 Model Year

At least 90% of Distributor's vehicle lines in the 2007 model year.

Attachment 4: XM Credit Facility